Exhibit 99.1

MOHEGAN TRIBAL GAMING AUTHORITY COMMENCES

TENDER OFFER AND CONSENT SOLICITATION

UNCASVILLE, CONNECTICUT, June 19, 2003 – The Mohegan Tribal Gaming Authority (the “Authority”) announced today that it has commenced a cash tender offer and consent solicitation (the “Offer”) for any and all of its $300,000,000 aggregate principal amount of 8.75% Senior Subordinated Notes due 2009 (the “Notes”).

The Offer is scheduled to expire at 12:00 midnight, New York City time, on Thursday, July 17, 2003, unless extended or earlier terminated (the “Expiration Date”). The consent solicitation will expire at 5:00 p.m., New York City time, on Monday, June 30, 2003 (the “Consent Date”). Holders tendering their Notes will be required to consent to certain proposed amendments to the indenture governing the Notes, which will eliminate substantially all of the restrictive covenants. Holders may not tender their Notes without delivering consent or deliver consents without tendering their Notes.

Holders who validly tender their notes by the Consent Date will receive the total consideration of $1,077.50 per $1,000 principal amount of Notes (if such notes are accepted for purchase). Holders who validly tender their Notes after the Consent Date and prior to the Expiration Date will receive as payment for the Notes $1,047.50 per $1,000 principal amount of Notes (if such notes are accepted for purchase). In either case, Holders who validly tender their Notes also will be paid accrued and unpaid interest up to, but not including, the date of payment for the Notes (if such notes are accepted for purchase).

The Offer is subject to the satisfaction of certain conditions, including the Authority’s receipt of tenders of Notes representing a majority of the principal amount of the Notes outstanding and senior subordinated financing on terms acceptable to the Authority in an amount sufficient to consummate the Offer. The terms of the Offer are described in the Authority’s Offer to Purchase and Consent Solicitation Statement dated June 19, 2003, copies of which may be obtained from Mellon Investor Services LLC.

The Authority has engaged Banc of America Securities LLC and Citigroup Global Markets Inc. to act as dealer managers and solicitation agents in connection with the Offer. Questions regarding the Offer may be directed to Banc of America Securities LLC, High Yield Special Products, at 888-292-0070 (toll-free) and 704-388-4813 (collect) or Citigroup Global Markets Inc., Liability Management at (800) 558-3745 (toll-free) and 212-723-6106 (collect). Requests for documentation may be directed to Mellon Investor Services LLC, the information agent for the Offer, at (888) 867-6202.

The announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities. The Offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated June 19, 2003.

The Authority is an instrumentality of the Mohegan Tribe, a federally recognized Indian tribe with an approximately 405-acre reservation situated in southeastern Connecticut, which has been granted the exclusive power to conduct and regulate gaming activities on the existing reservation of the Mohegan Tribe located near Uncasville, Connecticut, including the operation of the Mohegan Sun, a gaming and entertainment complex that is situated on a 240-acre site on the Tribe’s reservation. The Tribe’s gaming operation is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.0 million square foot facility, which includes the Casino of the Earth, Casino of the Sky, the Shops at Mohegan Sun, a 10,000-seat Arena, a 300-seat Cabaret, meeting and convention space and an approximately 1,200-room luxury hotel. More information about Mohegan Sun and the Authority can be obtained by visiting www.mohegansun.com.

Some information included in this press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include information relating to business development activities, as well as capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and increased competition. These statements can sometimes be identified by our use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “except,” or “intend” and similar expressions. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. These risks and uncertainties include, but are not limited to, those relating to development and construction activities, increased competition (including the legalization of expanded gaming in Connecticut, New York, Massachusetts and Rhode Island), changes in interest rates, dependence on existing management, leverage and debt service, regional, domestic or global economic conditions, changes in federal tax laws or the administration of such laws, changes in gaming laws or regulation and the availability of financing for development and operations. Additional information concerning potential factors that could affect the Authority’s financial results are included in the Authority’s Annual Report on Form 10-K for the fiscal year ended September 30, 2002, as well as the Authority’s other reports and filings with the SEC. The forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority can not assure you that projected results or events will be achieved.